Exhibit No. 99

News Release

Media Line: (410) 470-7433
www.constellation.com

Media Contacts:	Lawrence McDonnell
Paul Adams
(410) 470-7433

Investor Contact:	Carim Khouzami
(410) 470-6440

Constellation Energy Reports Third Quarter 2010 Results

BALTIMORE, Oct. 29, 2010 — Constellation Energy (NYSE: CEG) today reported adjusted earnings of $0.48 per share for the third quarter of 2010, compared with adjusted earnings of $1.23 per share in the same period last year.  Adjusted earnings exclude the cumulative effects of changes in accounting principles, discontinued operations and special items (which are defined as significant items that are not related to the company’s ongoing, underlying business or which distort comparability of results).  On a Generally Accepted Accounting Principles (GAAP) basis, Constellation Energy reported a loss of $6.99 per share in the third quarter of 2010, compared with earnings of $0.69 per share in the third quarter of 2009. The 2010 GAAP results include noncash impairment charges of $7.29 per share related to our nuclear joint ventures, Constellation Energy Nuclear Group, LLC (CENG), and UniStar Nuclear Energy, LLC, and certain other equity method investments.

Constellation Energy reaffirmed its 2010 earnings guidance range of $3.05 to $3.45 per share and its 2011 guidance range of $3.25 to $3.65 per share.

“Earlier this week, we were pleased to announce a comprehensive agreement with EDF Group on terms that are very favorable to our company,” said Mayo A. Shattuck III, chairman, president and chief executive officer of Constellation Energy.  “This agreement resolves the contractual put option, and transfers full ownership of the UniStar nuclear development business to EDF.

“During the third quarter, we continued to see solid results from our core businesses and we advanced on several key acquisitions and objectives,” Shattuck said. “Our NewEnergy platform performed well, as our customer-facing power and gas businesses exceeded many of our plan metrics in an environment of low commodity prices and heightened competition.

“We’ve made significant progress on our strategy to grow our generation portfolio in key markets, with a court naming Constellation Energy as the leading bidder for Boston Generating’s fleet of natural gas plants in New England,” Shattuck said. “We continued to grow our customer-facing retail platform with the acquisition of CPower, which expands our demand response product capabilities and adds 850 megawatts of demand response capacity. In addition, we continued to expand our presence in the growing solar market, announcing multiple installations across the country through our NewEnergy business.

“Our regulated utility, Baltimore Gas and Electric Company (BGE), also received Maryland Public Service Commission (PSC) approval for its smart grid project and is now able to apply the $200 million federal stimulus grant from the Department of Energy (DOE) to this transformative initiative,” Shattuck said. “BGE’s smart grid effort reinforces our commitment under EmPOWER Maryland, while leading to reliability and customer service enhancements, as well as expected customer savings of at least $2.5 billion over the life of the program. In addition, BGE’s request for an increase in the distribution portion of electric and natural gas rates charged to its customers — the first such electric distribution request in 17 years — is pending before the PSC and we anticipate a final order in December.”

The following table summarizes adjusted earnings per share and earnings per share reported in accordance with GAAP for the company’s business segments and provides a reconciliation to total company reported earnings.

	Three Months Ended September 30,
	2010			2009
	Reported			Reported
	GAAP	Adjusted		GAAP	Adjusted
	EPS*	EPS		EPS*	EPS
EARNINGS (LOSS) PER COMMON SHARE
Baltimore Gas and Electric	$0.14	$0.14		$0.14	$0.14
NewEnergy	(0.07)	(0.07)		(0.22)	0.16	(2)
Generation	(7.06)	0.41	(1)	0.78	0.94	(3)
Other	—	—		(0.01)	(0.01)
Diluted (Loss) Earnings Per Share	$(6.99)	$0.48		$0.69	$1.23

* Unaudited.

Reported GAAP EPS was adjusted by the following amounts to calculate Adjusted EPS

(1) Addition of impairment losses and other costs of $7.29 per share, addition of amortization of CENG joint venture basis difference of $0.15 per share, addition of economic value of CENG power purchase agreement (PPA) amortization of $0.14 per share and addition of credit facility amendment fees incurred in connection with the EDF transaction of $0.01 per share. Subtraction of gain on sale of Mammoth Lakes geothermal generating facility of $(0.12) per share.

(2) Addition of net losses from divested operations of $0.31 per share, addition of impairment losses and other costs of $0.04 per share, addition of credit facility amendment fees incurred in connection with the EDF transaction of $0.02 per share and addition of workforce reduction costs of $0.01 per share.

(3) Addition of impairment losses and other costs of $0.10 per share, addition of merger termination and other strategic alternative costs of $0.02 per share, addition of credit facility amendment fees incurred in connection with the EDF transaction of $0.02 per share and addition of losses on UniStar Nuclear Energy, LLC (UNE) of $0.02 per share.

	Nine Months Ended September 30,
	2010			2009
	Reported			Reported
	GAAP	Adjusted		GAAP	Adjusted
	EPS*	EPS		EPS*	EPS
EARNINGS (LOSS) PER COMMON SHARE
Baltimore Gas and Electric	$0.51	$0.53	(1)	$0.61	$0.61
NewEnergy	0.68	0.69	(2)	(1.77)	0.65	(5)
Generation	(6.86)	1.41	(3)	1.30	1.81	(6)
Other	(0.02)	0.01	(4)	(0.03)	(0.01	)(7)
Diluted (Loss) Earnings Per Share	$(5.69)	$2.64		$0.11	$3.06

* Unaudited.

Reported GAAP EPS was adjusted by the following amounts to calculate Adjusted EPS
(1) Addition of deferred income tax expense associated with Medicare Part D prescription drug subsidies of $0.02 per share.
(2) Addition of credit facility amendment fees incurred in connection with the EDF transaction of $0.01 per share.

(3) Addition of impairment losses and other costs of $7.30 per share, addition of amortization of the CENG joint venture basis difference of $0.47 per share, addition of economic value of CENG PPA amortization of $0.42 per share, addition of loss due to early retirement of 7.00% Notes due April 1, 2012, of $0.15 per share, addition of credit facility amendment fees incurred in connection with the EDF transaction of $0.03 per share and addition of losses on UNE of $0.02 per share. Subtraction of gain on sale of Mammoth Lakes geothermal generating facility of $(0.12) per share.

(4) Addition of deferred income tax expense associated with Medicare Part D prescription drug subsidies of $0.03 per share.

(5) Addition of net losses from divested operations of $1.85 per share, addition of impairment losses and other costs of $0.41 per share, addition of merger termination and other strategic alternative costs of $0.09 per share, addition of credit facility amendment fees incurred in connection with the EDF transaction of $0.04 per share and addition of workforce reduction costs of $0.03 per share.

(6) Addition of impairment losses and other costs of $0.24 per share, addition of merger termination and other strategic alternative costs of $0.17 per share, addition of credit facility amendment fees incurred in connection with the EDF transaction of $0.05 per share and addition of losses on UNE of $0.05 per share.

(7) Addition of impairment losses and other costs of $0.02 per share.

BGE

BGE reported adjusted earnings of $0.14 per share in the third quarter of 2010, unchanged from the $0.14 per share reported in the third quarter of 2009.

Generation

The Generation segment reported adjusted earnings of $0.41 per share in the third quarter of 2010, compared with adjusted earnings of $0.94 per share in the third quarter of 2009. The decline was driven primarily by our sale of a 49.99 percent interest in Constellation Energy’s nuclear business to EDF Group in November 2009. The sale of power at lower hedged prices also contributed to the segment’s decline in third-quarter earnings.

NewEnergy

The NewEnergy segment reported an adjusted loss of $0.07 per share in the third quarter of 2010, compared with third-quarter 2009 adjusted earnings of $0.16 per share. The year-over-year variance is largely attributable to the assignment of contracts linked to our legacy London-based coal and freight business, which resulted in a loss of about $0.20 per share in the quarter. As indicated earlier this year, the loss offsets contract assignments completed in the first quarter of 2010, which resulted in a $0.20 gain. The company does not expect any further material contract assignments related to its legacy coal and freight business.

Financial Statements

The Sept. 30, 2010, financial statements and supplemental information are attached.

Adjusted Earnings

Constellation Energy presents adjusted earnings per share (adjusted EPS) in addition to reported earnings per share in accordance with generally accepted accounting principles (reported GAAP EPS). Adjusted EPS is a non-GAAP financial measure that differs from reported GAAP EPS because it excludes the cumulative effects of changes in accounting principles, discontinued operations and special items (which we define as significant items that are not related to our ongoing, underlying business or which distort comparability of results) included in operations.

We present adjusted EPS because we believe that it is appropriate for investors to consider results excluding these items in addition to our results in accordance with GAAP. We believe such a measure provides a picture of our results that is more comparable among periods, since it excludes the impact of items such as impairment losses, workforce reduction costs or gains and losses on the sale of assets, which may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted earnings). This non-GAAP measure is also used to evaluate management’s performance and for compensation purposes.

Constellation Energy also provides its earnings guidance in terms of adjusted EPS. Constellation Energy is unable to reconcile its guidance to GAAP earnings per share because we do not predict the future impact of special items due to the difficulty of doing so. In the past, the impact of special items has been material to our operating results computed in accordance with GAAP.  Our earnings guidance excludes the results of the UniStar Nuclear Energy joint venture and any impact from the operations and divestiture of our international commodities and Houston-based gas trading operations, in addition to any other special items that may occur.  We note that such information is not in accordance with GAAP and should not be viewed as a substitute to GAAP information.

SEC Filings

Constellation Energy plans to file its Form 10-Q for the three months ended Sept. 30, 2010, on or about Nov. 5, 2010.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Conference Call Oct. 29, 2010

Constellation Energy will host a conference call at 8:30 a.m. (EDT) on Friday, Oct. 29, 2010, to review the results.  Analysts, investors, media and the public may participate by dialing in shortly before 8:30 a.m. using the following information:

U.S. — (888) 455-2894

International — (773) 681-5899

Password — ENERGY

A replay will be available approximately one hour after the end of the call by dialing (800) 790-2024 or (203) 369-3338 (international). The replay will be available for 90 days.

A live audio webcast of the conference call, presentation slides and the earnings press release will be available on the Investor Relations page of Constellation Energy’s website (www.constellation.com). A webcast replay, as well as a replay in downloadable MP3 format, will also be available on the site shortly after the completion of the call. The call will be recorded and archived on the site.

About Constellation Energy

Constellation Energy (www.constellation.com) is a leading supplier of energy products and services to wholesale and retail electric and natural gas customers. It owns a diversified fleet of generating units located in the United States and Canada, totaling approximately 9,000 megawatts of generating capacity, and is among the leading advocates for the development of new nuclear plants in the United States. The company delivers electricity and natural gas through Baltimore Gas and Electric Company (BGE), its regulated utility in Central Maryland. A FORTUNE 500 company headquartered in Baltimore, Constellation Energy had revenues of $15.6 billion in 2009.

Addendum — Amounts Excluded to Arrive at Adjusted EPS

	Quarter Ended September 30, 2010
	After-Tax Income
	(Expense) Impact
	($ millions)	(Per Share)

Impairment Losses and Other Costs:
Investment in CENG Joint Venture	$1,346.5	$6.70
Investment in UniStar Nuclear Energy	86.3	0.43
Other Equity Investments	32.5	0.16

CENG Joint Venture Results:
Amortization of Basis Difference	31.5	0.15
Transaction-Related Costs	2.9	0.01

Gain on Sale of Mammoth Lakes	(24.7)	(0.12)

Total Special Items Excluding CENG PPA Amortization	1,475.0	7.33

CENG PPA Amortization	28.8	0.14

Total Special Items	$1,503.8	$7.47

Impairment Losses and Other Costs

We recorded impairment charges related to certain of our equity method investments based on declines in the fair value of our ownership interests below their carrying value as of Sept. 30, 2010, that we considered to be other than temporary:

•  Investment in CENG — We determined that the fair value of our investment had declined below its book value, which reflected the fair value of our retained interest at the inception of our joint venture with EDF in November 2009.  This was primarily the result of significant declines in forward power prices, particularly in the third quarter of 2010, due to substantial changes in natural gas supply fundamentals and a lack of any certainty around potential carbon legislation.

•  Investment in UniStar Nuclear Energy — As a result of deteriorating economics for new nuclear generation and our decision not to move forward with a loan guarantee from the

DOE, we evaluated the recoverability of our investment and reduced its value to zero at Sept. 30, 2010.

•  Other Equity Investments — As a result of the market conditions cited above with respect to our investment in CENG, we evaluated our other equity method investments in independent power producers for other-than-temporary declines in value and determined that our investments in three coal-fired power generating facilities in California were impaired.

CENG Joint Venture Results

•  Amortization of Basis Difference - We have a basis difference between the carrying value of our investment in CENG and our underlying equity in CENG.  This basis difference was caused by the requirement to record our investment in CENG at fair value at closing, while CENG’s assets and liabilities retained their carrying value.  We are amortizing this basis difference over the respective useful lives of the assets of CENG or as those assets impact the earnings of CENG.

•  Transaction-Related Costs - In the third quarter, we continued to record the amortization of credit facility amendment fees associated with closing the EDF transaction.

Gain on Sale of Mammoth Lakes

In August 2010, we completed the sale of our 50 percent equity interest in the Mammoth Lakes geothermal generating facility in California and recorded a $38.0 million pre-tax gain.

CENG PPA Amortization

Based on energy prices at the time of the closing of the EDF transaction, we recorded an approximately $0.8 billion “Unamortized energy contract asset” for the value of our PPA with CENG, and CENG recorded an approximately ($0.8) billion “Unamortized energy contract liability.”  Both entities are amortizing these amounts in 2010 and 2011, with the total net economic value to be realized by us in the form of lower purchased power costs equal to approximately $0.4 billion as a result of our 50.01 percent ownership interest in CENG.  During the third quarter of 2010, we realized approximately $47.2 million pre-tax in economic value relating to the amortization of the PPA with CENG.

Constellation Energy Group and Subsidiaries

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In Millions, Except Per Share Amounts)
Revenues
Nonregulated revenues	$3,114.9	$3,161.7	$8,192.3	$9,371.3
Regulated electric revenues	776.3	788.3	2,178.7	2,250.8
Regulated gas revenues	77.7	77.7	494.4	573.1
Total revenues	3,968.9	4,027.7	10,865.4	12,195.2

Expenses
Fuel and purchased energy expenses	2,977.0	2,650.4	7,606.8	8,555.2
Fuel and purchased energy expenses from affiliate	254.7	—	675.3	—
Operating expenses	417.6	587.7	1,227.7	1,730.6
Merger termination and strategic alternatives costs	—	4.9	—	51.2
Impairment losses and other costs	2,468.4	7.5	2,468.4	103.3
Workforce reduction costs	—	0.4	—	11.6
Depreciation, depletion, and amortization	122.5	149.3	379.2	446.8
Accretion of asset retirement obligations	0.5	18.5	1.4	54.6
Taxes other than income taxes	66.6	74.4	199.0	224.7
Total expenses	6,307.3	3,493.1	12,557.8	11,178.0
Equity Investment Gains (Losses)	53.4	—	(0.8)	—
Net Gain (Loss) on Divestitures	38.3	(0.3)	43.5	(464.4)
(Loss) Income from Operations	(2,246.7)	534.3	(1,649.7)	552.8
Other (Expense) Income	(18.4)	11.6	(49.6)	(59.7)
Fixed Charges
Interest expense	62.6	102.6	244.5	323.8
Interest capitalized and allowance for borrowed funds used during construction	(5.7)	(22.5)	(30.0)	(65.7)
Total fixed charges	56.9	80.1	214.5	258.1
(Loss) Income from Continuing Operations Before Income Taxes	(2,322.0)	465.8	(1,913.8)	235.0
Income Tax (Benefit) Expense	(947.0)	298.4	(813.9)	159.0
Net (Loss) Income	(1,375.0)	167.4	(1,099.9)	76.0
Less: Net Income Attributable to Noncontrolling Interests and BGE Preference Stock Dividends	31.5	29.8	42.5	53.8
Net (Loss) Income Applicable to Common Stock	$(1,406.5)	$137.6	$(1,142.4)	$22.2

Average Shares of Common Stock Outstanding - Basic	201.1	199.6	200.7	199.1
Average Shares of Common Stock Outstanding - Diluted	201.1	200.8	200.7	199.9

(Loss) Earnings Per Common Share - Basic	$(6.99)	$0.69	$(5.69)	$0.11

(Loss) Earnings Per Common Share - Diluted	$(6.99)	$0.69	$(5.69)	$0.11

Certain prior-period amounts have been reclassified to conform with the current period’s presentation.

Constellation Energy Group and Subsidiaries

Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2010	2009
	(In Millions)
ASSETS
Current Assets
Cash and cash equivalents	$1,295.2	$3,440.0
Accounts receivable (net of allowance for uncollectibles of $78.8 and $80.4, respectively)	1,986.9	1,778.2
Accounts receivable — consolidated variable interest entities (net of allowance for uncollectibles of $99.1 and $80.2, respectively)	298.1	359.4
Fuel stocks	319.8	314.9
Materials and supplies	105.5	93.3
Derivative assets	546.1	639.1
Unamortized energy contract assets (includes $391.5 and $371.3, respectively, related to CENG)	538.3	436.5
Restricted cash	52.2	2.7
Restricted cash — consolidated variable interest entities	72.7	24.3
Deferred income taxes	14.5	127.9
Other	285.4	244.4
Total current assets	5,514.7	7,460.7
Investments And Other Noncurrent Assets
Investment in CENG	2,970.4	5,222.9
Other investments	201.6	424.3
Regulatory assets (net)	375.9	414.4
Goodwill	25.5	25.5
Derivative assets	456.5	633.9
Unamortized energy contract assets (includes $106.4 and $400.9, respectively, related to CENG)	244.0	604.7
Other	241.8	304.2
Total investments and other noncurrent assets	4,515.7	7,629.9
Property, Plant And Equipment
Nonregulated property, plant and equipment	6,405.8	5,784.6
Regulated property, plant and equipment	7,040.1	6,749.9
Accumulated depreciation	(4,310.7)	(4,080.7)
Net property, plant and equipment	9,135.2	8,453.8
Total Assets	$19,165.6	$23,544.4

LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings	$37.0	$46.0
Current portion of long-term debt	—	0.4
Current portion of long-term debt — consolidated variable interest entities	58.1	56.5
Accounts payable	979.5	916.3
Accounts payable — consolidated variable interest entities	155.3	234.2
Derivative liabilities	567.0	632.6
Unamortized energy contract liabilities	166.2	390.1
Accrued taxes	68.4	877.3
Accrued expenses	365.9	409.8
Other	416.1	477.5
Total current liabilities	2,813.5	4,040.7
Deferred Credits And Other Noncurrent Liabilities
Deferred income taxes	2,177.5	3,205.5
Asset retirement obligations	30.8	29.3
Derivative liabilities	583.9	674.1
Unamortized energy contract liabilities	436.3	653.7
Defined benefit obligations	729.0	743.9
Deferred investment tax credits	28.7	32.0
Other	298.6	388.8
Total deferred credits and other noncurrent liabilities	4,284.8	5,727.3
Long-Term Debt
Long-term debt, net of current portion	3,772.2	4,359.6
Long-term debt, net of current portion — consolidated variable interest entities	424.7	454.4
Equity
Common shareholders’ equity:
Common stock	3,297.0	3,229.6
Retained earnings	5,159.4	6,461.0
Accumulated other comprehensive loss	(863.0)	(993.5)
Total common shareholders’ equity	7,593.4	8,697.1
BGE preference stock not subject to mandatory redemption	190.0	190.0
Noncontrolling interests	87.0	75.3
Total equity	7,870.4	8,962.4
Total Liabilities And Equity	$19,165.6	$23,544.4

Certain prior-period amounts have been reclassified to conform with the current period’s presentation.

Constellation Energy Group and Subsidiaries

Generation Operating Statistics (Unaudited)

	Nine Months Ended September 30,
			Oil &	Hydro &
	Nuclear *	Coal	Gas	Renewables	Other	Total
Generation by Fuel Type (%)
2010	43.7	39.0	12.6	2.6	2.1	100.0
2009	65.1	30.2	1.0	2.1	1.6	100.0

Thousands of MWH
2010	11,528	10,279	3,330	692	561	26,390
2009	23,871	11,076	373	796	574	36,690

* Nuclear statistics shown as 100 percent owned prior to Nov. 6, 2009, and 50.01 percent subsequently due to the formation of the CENG joint venture.

Utility Operating Statistics (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
ELECTRIC
Revenues (In Millions)
Residential	$532.7	$541.2	$1,492.8	$1,524.3
Commercial
Excluding Delivery Service Only	129.6	138.9	371.9	420.2
Delivery Service Only	66.1	64.5	186.0	182.3
Industrial
Excluding Delivery Service Only	7.7	7.9	22.9	23.6
Delivery Service Only	6.5	7.9	19.6	22.1
System Sales	742.6	760.4	2,093.2	2,172.5
Other	33.8	27.9	85.6	78.3
Total	$776.4	$788.3	$2,178.8	$2,250.8
Distribution Volumes (In Thousands) - MWH
Residential	3,928	3,450	10,673	9,761
Commercial
Excluding Delivery Service Only	1,007	1,051	2,898	3,043
Delivery Service Only	3,502	3,206	9,551	8,943
Industrial
Excluding Delivery Service Only	70	67	210	203
Delivery Service Only	657	687	1,990	2,079
Total	9,164	8,461	25,322	24,029
GAS
Revenues (In Millions)
Residential
Excluding Delivery Service Only	$41.3	$41.2	$295.7	$350.4
Delivery Service Only	3.0	2.7	15.1	13.8
Commercial
Excluding Delivery Service Only	11.3	10.8	77.9	99.4
Delivery Service Only	6.4	7.1	28.4	29.8
Industrial
Excluding Delivery Service Only	0.6	0.5	3.8	5.1
Delivery Service Only	3.6	2.7	11.9	10.2
System Sales	66.2	65.0	432.8	508.7
Off-System Sales	12.1	12.2	57.8	62.8
Other	1.4	1.0	7.5	5.3
Total	$79.7	$78.2	$498.1	$576.8
Distribution Volumes (In Thousands) - DTH
Residential
Excluding Delivery Service Only	2,197	2,430	24,788	26,054
Delivery Service Only	250	250	3,036	2,841
Commercial
Excluding Delivery Service Only	987	1,024	8,079	8,913
Delivery Service Only	4,030	4,265	17,111	19,300
Industrial
Excluding Delivery Service Only	55	46	422	475
Delivery Service Only	4,350	4,567	16,044	14,761
System Sales	11,869	12,582	69,480	72,344
Off-System Sales	2,445	3,170	10,198	13,903
Total	14,314	15,752	79,678	86,247

Utility operating statistics do not reflect the elimination of intercompany transactions.

Heating and Cooling Degree Days (Calendar-Month Basis)

Heating Degree Days - Actual	42	77	2,885	3,134
- Normal	83	84	3,032	3,034
Cooling Degree Days - Actual	707	499	1,101	716
- Normal	584	588	824	827

Constellation Energy Group and Subsidiaries

Supplemental Financial Statistics (Unaudited)

	Nine Months Ended
	September 30,
	2010	2009
Effective Tax Rate	42.5%	67.7%

Equity Investment In Nonregulated Businesses — End of Period (In Millions)	$5,551.2	$2,409.7

Equity Investment In Regulated Business — End of Period (In Millions)	$2,042.2	$1,623.3

Common Stock Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Common Stock Dividends - Per Share
—Declared	$0.2400	$0.2400	$0.7200	$0.7200
—Paid	$0.2400	$0.2400	$0.7200	$0.9575

Market Value Per Share
—High	$35.10	$33.37	$38.73	$33.37
—Low	$28.21	$25.76	$28.21	$15.05
—Close	$32.24	$32.37	$32.24	$32.37

Shares Outstanding - End of Period (In Millions)	202.1	200.8	202.1	200.8

Book Value per Share - End of Period	$37.57	$20.08	$37.57	$20.08